EXHIBIT 12
                       THE BANK OF NEW YORK COMPANY, INC.
                  Ratios of Earnings to Fixed Charges and Ratios
                      of Earnings to Combined Fixed Charges,
                    Distribution on Trust Preferred Securities
                           and Preferred Stock Dividends
                               (Dollars in millions)


                                             For the Three     For the Nine
                                             Months Ended      Months Ended
                                             September 30,     September 30,
                                             1997    1996      1997     1996
EARNINGS                                     ----    ----      ----     ----
--------

Income Before Income Taxes                   $457    $404    $1,339   $1,250
Fixed Charges, Excluding Interest
 on Deposits                                  112     116       329      394
                                             ----    ----    ------   ------
Income Before Income Taxes and Fixed
 Charges, Excluding Interest on Deposits      569     520     1,668    1,644
Interest on Deposits                          331     282       960      860
                                             ----    ----    ------   ------
Income Before Income Taxes and Fixed
 Charges, Including Interest on Deposits     $900    $802    $2,628   $2,504
                                             ====    ====    ======   ======
FIXED CHARGES
-------------

Interest Expense, Excluding Interest
 on Deposits                                 $104    $107    $  306   $  370
One-Third Net Rental Expense*                   8       9        23       24
                                             ----    ----    ------   ------
Total Fixed Charges, Excluding Interest
 on Deposits                                  112     116       329      394
Interest on Deposits                          331     282       960      860
                                             ----    ----    ------   ------
Total Fixed Charges, Including Interest
 on Deposits                                 $443    $398    $1,289   $1,254
                                             ====    ====    ======   ======
DISTRIBUTION ON TRUST PREFERRED SECURITIES,
-------------------------------------------
PRE-TAX BASIS
-------------                                $ 19    $  -    $   45   $    -
                                             ====    ====    ======   ======
PREFERRED STOCK DIVIDENDS, PRE-TAX BASIS     $  4    $  4    $   12   $   12
----------------------------------------     ====    ====    ======   ======

EARNINGS TO FIXED CHARGES RATIOS
--------------------------------

Excluding Interest on Deposits               5.08x   4.48x     5.07x    4.17x
Including Interest on Deposits               2.03    2.02      2.04     2.00

EARNINGS TO COMBINED FIXED CHARGES
& PREFERRED STOCK DIVIDENDS RATIOS
----------------------------------

Excluding Interest on Deposits               4.21    4.33      4.32     4.05
Including Interest on Deposits               1.93    2.00      1.95     1.98

      * The proportion deemed representative of the interest factor.